Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
JULY 3, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SALE OF NORTHERN
EAGLE FORD AND HAYNESVILLE SHALE ASSETS FOR
AGGREGATE PROCEEDS OF $1 BILLION

OKLAHOMA CITY, JULY 3, 2013 – Chesapeake Energy Corporation (NYSE:CHK) announced the execution of agreements to sell assets in the Northern Eagle Ford Shale and Haynesville Shale to EXCO Operating Company, LP a subsidiary of EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) for aggregate proceeds of approximately $1.0 billion, of which approximately 90% will be received upon closing.  Payment of the remaining proceeds will be subject to customary post-closing contingencies.  The transactions, which are subject to certain closing conditions, are expected to close in the 2013 third quarter.

In the Northern Eagle Ford Shale, EXCO has agreed to acquire approximately 55,000 net acres in Zavala, Dimmit, La Salle and Frio counties, Texas, including approximately 120 producing wells with average net daily production of approximately 6,100 barrels of oil equivalent during the month of May.

In the Haynesville Shale, EXCO has agreed to acquire Chesapeake’s operated and non-operated interests in approximately 9,600 net acres in Desoto and Caddo parishes, Louisiana.  Included in the transaction are 11 units operated by Chesapeake and 42 units operated by EXCO. Average net daily production from the Haynesville properties to be sold was  approximately 114 million cubic feet of natural gas equivalent during the month of May.

The impact of these asset sales on net production and capital expenditures was previously reflected in Chesapeake’s May 1, 2013 Outlook guidance.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Today’s announcement brings our year-to-date asset sales signed or closed to approximately $3.6 billion, which, combined with forecasted net operating cash flow, enables Chesapeake to fully fund its 2013 capital expenditure budget.  Additional asset sales contemplated for later this year may reduce long-term debt and further enhance our financial liquidity.”

Jefferies & Company, Inc. is acting as financial advisor to Chesapeake.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations, intentions and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed, including the funding of our 2013 capital expenditure budget.  The transactions with EXCO are subject to closing conditions and may not be completed in the time frame anticipated. Following the closing of either transaction, Chesapeake may not be able to satisfy all the requirements necessary to receive the sale proceeds subject to customary post-closing contingencies. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

INVESTOR CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	Gary T. Clark, CFA (405) 935-6741 gary.clark@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154